APPENDIX X

Agency Code 12000 Period	7/1/1998 — 6/30/2007	Contract No. C-015473 Funding Amount for Period $272,906,633

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through the Department of Health, having its principal office at Corning Tower, Empire State Plaza, Albany, NY, (hereinafter referred to as the STATE), and Care Plus Health Plan hereinafter referred to as the CONTRACTOR), for modification of Contract Number

C-015473 as reflected in the attached revisions to Section I.B.1 of the Agreement and Appendices A, A-2, E and L, and to extend the period of the contract through June 30, 2007.

All other provisions of said AGREEMENT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE STATE AGENCY SIGNATURE
     //s// Peter Haytaian     Peter Haytaian Judith Arnold

Title: Chief Executive Officer Title: Deputy Commissioner
and President Division of Planning, Policy, & Resource Development
Date:11/16/06 Date:

State Agency Certification:
“In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract.”

STATE OF NEW JERSEY

County of Middlesex

On the 16th day of November 2006, before me personally appeared Peter D. Haytaian to me

known, who being by me duly sworn, did depose and say that he/she resides at	420 Little Silver Point Rd,

that he/she is the President & CEO of the Care Plus, LLC, the corporation described herein which executed the foregoing instrument; and that he/she signed his/her. name thereto by order of the board of directors of said corporation.

(Notary) Janet Sweeny
STATE COMPTROLLER SIGNATURE

STATE OF NEW YORK AGREEMENT

Section I.B.1. is revised to read as follows: I. Conditions of Agreement

B.1. This AGREEMENT is extended through June 30, 2007.

STANDARD CLAUSES FOR NYS CONTRACTS APPENDIX A

STANDARD CLAUSES FOR NYS CONTRACTS

The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, “the contract” or “this contract”) agree to be bound by the following clauses which are hereby made a part of the contract (the word “Contractor” herein refers to any party other than the State, whether a contractor, licenser, licensee, lessor, lessee or any other party):

I. EXECUTORY CLAUSE. In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

2. NON ASSIGNMENT CLAUSE. In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State and any attempts to assign the contract without the State’s written consent are null and void. The Contractor may, however, assign its right to receive payment without the State’s prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

3. COMPTROLLER’S APPROVAL. In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $50,000 (or the minimum thresholds agreed to by the Office of the State Comptroller for certain S.U.N.Y. and C.U.N.Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount, or if, by this contract, the State agrees to give something other than money when the value or reasonably estimated value of such consideration exceeds $10,000, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office. Comptroller’s approval of contracts let by the Office of General Services is required when such contracts exceed $85,000 (State Finance Law Section 163.6.a).

4.	WORKERS’ COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers Compensation Law.

5.	NON-DISCRIMINATION REQUIREMENTS. To the extent required by Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, sexual orientation, age, disability, genetic predisposition or carrier status, or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex, or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

6. WAGE AND HOURS PROVISIONS. If this is a public work contract covered by Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor’s employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

7. NON-COLLUSIVE BIDDING CERTIFICATION. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor affirms, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further affirms that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor’s behalf.

8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract’s execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2NYCRR 105.4).

9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State’s option to withhold for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

10.	RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, “the Records”). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor

STANDARD CLAUSES FOR NYS CONTRACTS

within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the “Statute”) provided that: (i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be. disclosed; and (ii) said records shall be sufficiently identified; and (iii) designation of said records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, the State’s right to discovery in any pending or future litigation.

11. IDENTIFYING INFORMATION AND PRIVACY
NOTIFICATION. (a) FEDERAL EMPLOYER IDENTIFICATION NUMBER and/or FEDERAL SOCIAL SECURITY NUMBER. All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee’s identification number, i.e., the seIler’s or lessor’s identification number. The number is either the payee’s Federal employer identification number or Federal social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on its invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

(b) PRIVACY NOTIFICATION. (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for; tax administration purposes and for any other purpose authorized by law.
(2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State’s Central Accounting System by the Director of Accounting Operations, Office of the State Comptroller, 110 State Street, Albany, New York 12236.

12. EQUAL EMPLOYMENT OPPORTUNITIES FOR
MINORITIES AND WOMEN. In accordance with Section 312 of the Executive Law, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or (iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then: .

(a) The Contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

(b) at the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the contractor’s obligations herein; and

(c) the Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

Contractor will include the provisions of “a”, “b”, and “c” above, in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the “Work”) except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State; or (iii) banking services, insurance policies or the sale of securities. The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of this section. The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor’s Office of Minority and Women’s Business Development pertaining hereto.

13. CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

14: GOVERNING LAW. This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

15. LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article 11-A of the State Finance Law to the extent required by law.

16. NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized), but must, instead, be heard in a court of competent jurisdiction of the State of New York

17. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules (“CPLR”), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor’s actual receipt of process or upon the State’s receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

STANDARD CLAUSES FOR NYS CONTRACTS APPENDIX A
18. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this contract award will be in accordance with, but not limited to, the specifications and provisions of State Finance Law §165. (Use of Tropical Hardwoods) which prohibits purchase and use of tropical hardwoods, unless specifically exempted, by the State or any governmental agency or political subdivision or public benefit corporation. Qualification for an exemption under this law will be the responsibility of the contractor to establish to meet with the approval of the State.

In addition, when any portion of this contract involving the use of woods, whether supply or installation, is to be performed by any subcontractor, the prime Contractor will indicate and certify in the submitted bid proposal that the subcontractor has been informed and is in compliance with specifications and provisions regarding use of tropical hardwoods as detailed in §165 State Finance Law. Any such use must meet with the approval of the State; otherwise, the bid may not be considered responsive. Under bidder certifications, proof of qualification for exemption will be the responsibility of the Contractor to meet with the approval of the State.

19. MACBRIDE FAIR EMPLOYMENT PRINCIPLES. In accordance with the MacBride Fair Employment Principles (Chapter 807 of the Laws of 1992), the Contractor hereby stipulates that the Contractor either (a) has no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations in Northern Ireland in accordance with the MacBride Fair Employment Principles (as described in Section 165 of the New York State Finance Law), and shall permit independent monitoring of compliance with such principles.

20. OMNIBUS PROCUREMENT ACT OF 1992. 11 is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from:

NYS Department of Economic Development
Division for Small Business 30 South Pearl St — 7th Floor Albany, New York 12245 Telephone: 518-292-5220 Fax: 518-292-5884
http://www.empire.state.ny.us

A directory of certified minority and women-owned business enterprises is available from:

NYS Department of Economic Development
Division of Minority and Women’s Business Development
30 South Pearl St — 2nd Floor Albany, New York 12245 Telephone: 518-292-5250 Fax: 518-292-5803
http://www.empire.state.ny.us

The Omnibus Procurement Act of 1992 requires that by signing this bid proposal or contract, as applicable, Contractors certify that whenever the total bid amount is greater than $1 million:

(a) The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority and women-owned business enterprises, on this project, and has retained the documentation of these efforts to be provided upon request to the State;

(b) The Contractor has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended;

(c) The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Contractor agrees to document these efforts and to provide said documentation to the Slate upon request; and

(d) The Contractor acknowledges notice that the State may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with the State in these efforts.

21. RECIPROCITY AND SANCTIONS PROVISIONS. Bidders are hereby notified that if their principal place of business is located in a country, nation, province, state or political subdivision that penalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act 1994 and 2000 amendments (Chapter 684 and Chapter 383, respectively) require that they be denied contracts which they would otherwise obtain. NOTE: As of May 15, 2002, the list of discriminatory jurisdictions subject to this provision includes the states of South Carolina, Alaska, West Virginia, Wyoming, Louisiana and Hawaii. Contact NYS Department of Economic Development for a current list of jurisdictions subject to this provision.

22. PURCHASES OF APPAREL. In accordance with State Finance Law 162 (4-a), the State shall not purchase any apparel from any vendor unable or unwilling to certify that (i) such apparel was manufactured in compliance with all applicable labor and occupational safety laws, including, but not limited to, child labor laws, wage and hours laws and workplace safety laws, and (ii) vendor will supply, with its bid (or, if not a bid situation, prior to or at the time of signing a contract with the State), if known, the names and addresses of each subcontractor and a list of all manufacturing plants to be utilized by the bidder.

APPENDIX A-2
PROGRAM SPECIFIC CLAUSES

Section IlI.N.2 is revised to read as follows:

2.	Targeted Verification

The CONTRACTOR shall verify the information taken by their marketers/facilitators with the family or employer (if applicable), using a sample of applications, which include the following three categories:

•	Applications with non-applying children or adults (if applicable) that impact eligibility.

•	Applications with a self-declaration of income.

•	Applications with a declaration of no income/letter of support.

CONTRACTORS that do not take applications from applicants other than through the mail shall not be required to conduct verification phone calls provided such applications do not contain a high volume of the above three categories as determined by the STATE. The STATE will conduct special audits of the applications taken by these plans through the mail to determine whether additional verification is required.

The CONTRACTOR shall conduct verification phone calls on a stratified sample of applications to confirm the information provided by the applicant prior to its being submitted to the LDSS, another health plan, or enrolled in CHPIus B. The CONTRACTOR may develop its own process for conducting the verification phone calls. The sample may be drawn monthly or quarterly. For large plans (more than 300 applications completed by facilitators per month) the sample shall be at least 10 percent of all applications in the period (month or quarter). Smaller plans (less than 300 per month) will need to verify 30 applications in these categories, collectively, per period. The CONTRACTOR is not required to track applications by the three categories above. That is one option for drawing the sample. Another option is to take a random sample of all applications at a percent believed to be high enough that the sample captures applications from each of the three categories above. The CONTRACTOR’S methodology for completing the verification phone calls shall be approved by the STATE prior to implementation and must be based on a projected number of applications to be received within each category.

The CONTRACTOR shall over sample in the categories to be verified to permit replacement of those the plan is unable to reach. The CONTRACTOR may drop and replace applicants they are unable to verify due to an inability to reach the family after three attempts. There is no limit on the number that can be replaced as long as the final sample meets the number agreed upon in the CONTRACTOR’S plan approved by the STATE that shall be submitted pursuant to this agreement The CONTRACTOR is required to provide information to the STATE on the dropped cases including the number dropped in a period, the reasons for replacement (e.g., unable to contact, refused to cooperate). The CONTRACTOR shall make at least three attempts to contact the ‘family at different times of the day (e.g., morning, afternoon, evening) prior to dropping the case. The replacement case shall fall within the same category as the sample case. For example, if the dropped case includes non-applying people affecting eligibility, the replacement case shall include non-applying people.

Applications must be verified by the CONTRACTOR on a prospective basis; however, the CONTRACTOR is prohibited from delaying enrollment in order to implement such verification. The CONTRACTOR shall determine the sample and conduct the calls on an ongoing basis so as not to delay enrollment. The CONTRACTOR shall develop a methodology to conduct verification, based on the expected number of applications in each category.

If the applicant concurs with all the information on the application, the CONTRACTOR is not required to take additional steps to verify the information. The CONTRACTOR must still complete the checklist.

If the CONTRACTOR, through a verification phone call, finds that the application includes inaccurate information or misrepresentation of the applicant’s circumstances, the CONTRACTOR must make best efforts to determine if the inaccuracy was due to actions of the marketer/facilitator. The CONTRACTOR must investigate if the marketer/facilitator acted with the intent to falsify the application. The CONTRACTOR must not enroll the applicant if the new information renders them ineligible.

If the CONTRACTOR finds that the marketer/facilitator action did result in false information on the application, the CONTRACTOR shall remove the employee as a facilitator immediately and follow the CONTRACTOR’S process for employee disciplinary action. In addition, the CONTRACTOR shall review one month of prior applications taken by that marketer/facilitator.

If evidence of fraud is found on any one of those applications, the CONTRACTOR shall review an additional two months of prior applications taken by the marketer/facilitator.

If the intent is unclear or it is determined the marketer/facilitator made a mistake, the CONTRACTOR shall retrain the employee immediately. The CONTRACTOR shall review all subsequent applications submitted by the marketer/facilitator for the next month to ensure compliance. If continued mistakes are found on those applications, the CONTRACTOR shall remove the employee as a facilitator immediately and follow the CONTRACTOR’S employee disciplinary action procedures. The review of individual marketer/facilitator applications shall encompass all applications for the period and does not need to be sorted into the three categories above.

Verification of a specific facilitator’s applications cannot substitute for the CONTRACTOR’S sample review required by this section of the AGREEMENT. The CONTRACTOR must make the appropriate adjustments to claims for CHPlus B applications found to be ineligible and must report their findings to the STATE. If CHPIus A, Medicaid, or CHPIus applicants appear ineligible for those programs, the CONTRACTOR shall refer those cases to the appropriate LDSS for review and action.

The CONTRACTOR shall protect applicants who have been subjected to facilitator fraud. For those applications that are verified prior to enrollment the CONTRACTOR shall:

• Enroll applicants or forward to the LDSS those applications in which the information is verified by the applicant.

•	Enroll applicants or forward with corrections to the LDSS those applications in which information was omitted by the facilitator, but the individual is still eligible. The CONTRACTOR may obtain the corrected information over the phone, initial the application, and send a copy of the updated information to the applicant.

•	Forward all signed Medicaid applications to LDSS batched according to whether applicants appear eligible or ineligible.

For cases in which the CONTRACTOR retroactively reviewed the applications of a facilitator found to have committed fraud, the CONTRACTOR shall:

• Do nothing with enrollees who confirm the information on the application.
• Inform the LDSS of any Medicaid enrollees who may not be eligible based on the retrospective review.

•	Allow CHPIus B enrollees to reapply if it appears that they may still be eligible for coverage. Coverage for a CHPlus B enrollee may be continued for two months while the new application is completed and processed. During this time any CHPlus B applicant found to be eligible in a higher family contribution category will be permitted to remain enrolled provided they remit the appropriate family contribution. A new code will be added to the KIDS system to permit the CONTRACTOR to track these children.

•	Forward all new CHPIus A, Medicaid, and CHPIus applications to the LDSS with an explanation of the results of the verification.

If during the course of the verification process, the CONTRACTOR identifies cases of fraud committed by applicants and/or enrollees, those cases, with supporting evidence, shall be submitted to the STATE.

Section III.N.5 is revised to read as follows: 5. Reports

The CONTRACTOR must submit quarterly reports on the results of these monitoring activities. The report is due 30 days after the end of the quarter beginning immediately after the STATE has approved the field monitoring programs. Thereafter, each quarterly report shall be due within 30 days following the end of the quarter. The reports shall include:

•	The total number of applications received each month and the number of applications requiring further review.

•	The number of applications in each of the three categories to be verified.

•	The number of observed interviews and/or secret shopping encounters.

This report will be added to the current list of reports, via certified letter to the CONTRACTOR’S Chief Executive Officer, and subject to the 2 percent penalty for late reports.

APPENDIX E
Financial Information

Sections A is revised to read as follows:

A. Care Plus Health Plan shall receive, for the period January 1, 2007 through June 30, 2007, an amount up to, but not to exceed, $15,800,000 to provide and administer a Child Health Plus program for uninsured children in the counties identified in Appendix A-2, Section II.B.1 of this AGREEMENT or as modified by the STATE. Payment of this amount is based on the CONTRACTOR meeting the responsibilities provided in this AGREEMENT.

Additional Premium Information:

For Kings, New York, Queens and Richmond county(ies): The total monthly premium shall be: $109.85

The State share of the total monthly premium shall be $109.85 or the total monthly premium for children in families with gross household income less than 160% of the federal poverty level and children who are American Indians or Alaskan Natives (AI/AN).

The State share of the total monthly premium shall be $100.85 or the total monthly premium minus $9 for children in families with gross household income between 160% and 222% of the federal poverty level with a maximum of $27 per month per family. The State share is the total monthly premium less $9 for each of the first three children. For additional children, the State share is the total monthly premium.

The State share of the total monthly premium shall be $94.85 or the total monthly premium minus $15 for children in families with gross household income between 223% and 250% of the federal poverty level with a maximum of $45 per month per family. The State share is the total monthly premium less $15 for each of the first three children. For additional children, the State share is the total monthly premium.

In the absence of an approved premium modification by the Department of Health and State Insurance Department, the premium above or subsequent premium approved (whichever is in effect) shall continue as the State’s subsidy through June 30, 2007.

Appendix L
Privacy and Confidentiality

Section II is revised as follows:

II. Effective April 14, 2003, the CONTRACTOR shall comply with the following agreement:

Federal Health Insurance Portability and Accountability Act (HIPAA)
Business Associate Agreement (“Agreement”)

This Business Associate Agreement between the New York State Department of Health and Care Plus Health Plan hereinafter referred to as the Business Associate, is effective on April 14, 2003 to June 30, 2007.